Exhibit 99.1

Verde Bio Holdings, Inc. Announces New Acquisition of Mineral and Royalty Interest

--Acquisition Includes Revenue Producing Interests in the DJ Basin of Wyoming—

FRISCO, TEXAS, April 15, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Verde Bio Holdings, Inc. (OTC: VBHI), a growing oil and gas Company, today announced that it continues to execute on its business plans of acquiring revenue producing property by adding mineral and royalty interests held by a private seller for a purchase price of $497,764 in cash. The interest acquired by Verde currently produces approximately $8,000 per month in revenue and Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after April 1, 2021.

As mentioned in our previous press releases, the Company continues to build a diversified, revenue producing portfolio of high-quality assets. The Company has holdings in Wyoming, Texas, Colorado, West Virginia, Louisiana and Oklahoma. Today’s announcement brings the total number of acquisitions to twelve for Verde to date.  Current expected combined revenue from the acquisitions is approximately $46,000 per month or more than $450,000 on an annualized basis once the company is in pay status on all properties.

The interest being acquired covers approximately 52 royalty acres in a 1600-acre drilling unit located in Laramie County, Wyoming and is operated by best-in-class EOG Resources. Currently, there are eight wells producing out of laterals ranging from 10,260 feet to 12,640 in stacked pay from the Niobrara and Codell formations. The transaction represents Verde’s fifth acquisition in the prolific DJ Basin.

Scott Cox, CEO of Verde, said, “We are excited about the interests being acquired through this acquisition. This is a great oil producing addition to our portfolio and we are proud to have built a Company which is creative and flexible enough to take advantage of these deals which require an accelerated timeline for closing.” Mr. Cox added, “We have great confidence in these assets, as well as the DJ Basin as a whole, and we look forward to jointly benefiting as they continue to operate and develop the resource. EOG is a great operator, and we are pleased with what they are doing in this area with stacked pay production. We have high hopes for this property and its future.”

“Deals like this continue to confirm our business plan of acquiring diversified minerals and royalties and building a portfolio while taking advantage of the historic buyer’s market in the industry currently. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we have begun to build a highly diversified portfolio of revenue producing interests and look forward to continuing to build on these through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of high-growth mineral rights and select non-operated working interests in premier U.S. basins. Verde currently owns producing mineral, royalty and over-riding royalty interests in the Denver-Julesburg Basin of Colorado and Wyoming, the Haynesville Shale of Louisiana, the Anadarko Basin of Oklahoma, the Delaware and Permian Basin of Texas and the Marcellus and Utica shales in West Virginia. The Company is focused on providing strong shareholder returns through asset growth generated by our acquisitions of revenue producing assets.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584